Exhibit 10.8
PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made as of the 4th day of June, 2018, by and between Pescadero Land Holdings, LLC, a Delaware limited liability company ("Seller"), and BCI IV Pescadero DC LP, a Delaware limited partnership ("Purchaser").

W I T N E S S E T H:

WHEREAS, Seller owns the industrial building known as "Tracy Pescadero Distribution Center" and located at 1700 E. Pescadero Avenue in Tracy, California; and

WHEREAS, Seller desires to sell its interest in such property and Purchaser desires to purchase such interest from Seller on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed:

SECTION 1. DEFINITIONS.

Wherever used in this Agreement, the words and phrases set forth below shall have the meanings set forth below or in an Exhibit to this Agreement to which reference is made, unless the context clearly requires otherwise.

A.    "Broker" shall mean CBRE, Inc.

B.    "Closing" means the closing at which Seller conveys title to the Project to Purchaser and Purchaser pays Seller the purchase price described in Section 2 herein below.

C.    "Closing Date" means the date which is ten (10) days after the Due Diligence Deadline, or such other date as shall otherwise be agreed upon by the parties for the Closing; provided, however, Seller may extend the Closing Date by up to ten (10) business days in order to satisfy the tenant estoppel requirement set forth in Section 7(F) below and may extend the Closing Date as provided in Section 7(H) below so long as (i) if Seller extends the Closing Date as provided above, Purchaser is always provided with at least two (2) business days to close after the foregoing conditions are satisfied; and (ii) the Closing Date is in no event later than June 29, 2018.

D.    "Contracts" shall have the meaning set forth in Section 3(D) below.

E.    "DIA Credit" has the meaning set forth in Section 8(D)(7) below.

F.    "Due Diligence Deadline" means 5:00 p.m. Pacific Time on the date one (1) business day following the mutual execution of this Agreement.

G.    "Earnest Money" shall have the meaning set forth in Section 2(A) below.

H.    "Excess TI Cost Reimbursement" shall have the meaning set forth in Section 2(D) below.

I.    "Improvements" means all buildings, structures, fixtures and other improvements now or hereafter located or erected on the Land (other than any trade fixtures owned by tenants).

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J.    "Land" means the real property described on Exhibit A, including all adjacent roadways, rights-of-way and alleys to the extent Seller has an interest therein, all oil, gas and other mineral rights and all easements and other rights appurtenant to such real property.
K.    "Outstanding TI Work" shall have the meaning set forth in Section 2(C) below.

L.    "Permitted Exceptions" means non-delinquent real property taxes on the Project, the rights of tenants, as tenants only, under the Tenant Leases and any other matters set forth on the Title Commitment and Survey (both as defined in Section 7(A) below), which are approved or deemed approved by Purchaser as provided in Paragraph 7(A) below.

M.    "Purchase Price" shall have the meaning set forth in Section 2(B) below.

N.    "Personal Property" means all tangible and intangible personal property now or hereafter owned by Seller and used in connection with the operation of the Project, including, without limitation, (i) all building and construction materials, equipment, appliances, fixtures and machinery, (ii) all transferable permits, licenses, certificates, approvals and other entitlements issued in connection with the Project, (iii) all plans and specifications, operating manuals, guaranties and warranties with respect to the Project, and (iv) Seller's rights, if any, to use the trade name of the Project.

O.    "Project" means collectively the Land, the Improvements, the Personal Property, the Tenant Leases and Seller's interest in the Contracts that are assigned to Purchaser pursuant to the terms of this Agreement.

P.    "Survey" shall have the meaning set forth in Section 7(A) below.

Q.    "Tenant Leases" shall have the meaning set forth in Section 3(E) below.

R.    "TI Work Holdback" shall have the meaning set forth in Section 2(C) below.

S.    "Title Commitment" shall have the meaning set forth in Section 7(A) below.

T.    "Title Company" means First American Title Insurance Company, 1125 17th Street, Suite 500, Denver, CO 80202, Attn: Karen Biggs.

SECTION 2. EARNEST MONEY; AGREEMENT TO SELL AND PURCHASE.

A.    Earnest Money.

Within two (2) business days following the mutual execution of this Agreement, Purchaser shall deposit $1,375,000 (the "Earnest Money") with the Title Company; and, if Purchaser fails to deposit the Earnest Money with the Title Company when due hereunder, this Agreement shall be null and void. The Earnest Money shall be held by the Title Company in accordance with the terms hereof and invested in a money market account, and all interest earned on the Earnest Money shall be added to and deemed a part of the Earnest Money. A portion of the Earnest Money in the amount of $350,000 (the "Initial Non-Refundable Amount") shall be non-refundable upon deposit with the Title Company and payable to Seller if this Agreement is terminated for any reason except in the event Purchaser terminates this Agreement (i) as a result of Seller's default hereunder, or (ii) as follows: (a) in accordance with Section 7(A) below as a result of Purchaser's objection to a title issue set forth in the Title Commitment (defined below) that would have a material adverse impact on the value, ownership, use, leasing, marketability or financeability of the Property as determined by Purchaser in its commercially reasonable discretion; (b) in accordance with Section 7(B) below as a result of Purchaser's objection to a material environmental condition at the Project, which Seller is unwilling or unable to cure prior to Closing in a manner

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acceptable to Purchaser in its commercially reasonable discretion; (c) in accordance with Section 7(D) as a result of a casualty to the Project or portion thereof; (d) in accordance with Section 7(E) as a result of a condemnation proceeding which would result in the taking of the Project or any portion thereof; or (e) in accordance with Section 7(F) as a result of the failure to provide the "Required Pactra Estoppel". Except as provided above, the balance of the Earnest Money (excluding the Initial Non-Refundable Amount) shall be refunded to Purchaser if this Agreement is terminated prior to the expiration of the Due Diligence Deadline. If the Closing does not occur hereunder for any reason other than Purchaser's default hereunder, the balance of the Earnest Money shall be refunded to Purchaser (provided that if the Closing does not occur due to Seller's default, the entire Earnest Money shall be refunded to Purchaser); and, if the Closing does not occur due to Purchaser's default hereunder, the Earnest Money shall be paid to Seller as liquidated damages in accordance with the terms of this Agreement. If the Closing occurs hereunder, the Earnest Money shall be paid to Seller and credited against the Purchase Price.

B.    Purchase and Sale.

On the Closing Date Seller shall convey the Project to Purchaser on the terms and conditions set forth herein. On the Closing Date Purchaser shall accept title to the Project from Seller on the terms and conditions set forth herein and shall pay to Seller the purchase price ("Purchase Price") of FORTY-FIVE MILLION SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($45,750,000.00), subject to prorations and the "DIA Credit" as set forth below, by wire transfer of immediately available funds.

C.	Outstanding TI Work

A portion of the Purchase Price in the amount of One Hundred Thirty-Five Thousand Four Hundred Seventy-Three and 00/100 Dollars ($135,473.00) ("TI Work Holdback") (subject to verification by Purchaser prior to the expiration of the Due Diligence Deadline) will be placed in a joint order escrow with the Title Company at Closing to insure completion by Seller of the outstanding tenant improvement work described in Exhibit D-3 attached hereto, which needs to be completed under the Tenant Lease with DHL (the "Outstanding TI Work"). Seller will complete the Outstanding TI Work as soon as reasonably possible (but in no event later than ninety (90) days following the Closing Date, subject to delays caused by force majeure events), and the TI Work Holdback shall be released to Seller upon Seller's delivery to Purchaser of all of the following: (1) the City of Tracy's signed "Final Permit Card(s)" and a Certificate of Occupancy from the City of Tracy for the DHL premises (Unit 102), (2) DHL's written acceptance of the Outstanding TI Work as provided in its Tenant Estoppel Certificate (defined below) (or if not confirmed in the Tenant Estoppel Certificate, in such other form as is reasonably acceptable to Purchaser) and (3) the Architect of Record (HPA)'s written confirmation (by email or otherwise) or Certificate of Substantial Completion confirming that the Outstanding TI Work has been completed.

D.	Excess TI Cost Reimbursement

As of the Closing Date, Seller will be due an "Excess TI Cost Reimbursement" from DHL (including with respect to the Outstanding TI Work) pursuant to the terms of its Tenant Lease. DHL's remaining Excess TI Cost Reimbursement is estimated to be One Hundred Eleven Thousand Eight Hundred Forty-Three and 23/100 dollars ($111,843.23) as of the date hereof pursuant to the DHL Tenant Improvement Project Cost, dated May 19, 2018, attached hereto as Exhibit K. Such amount shall be updated five (5) days prior to the Close Date; and Seller shall use reasonable efforts to have DHL acknowledged such Excess TI Cost Reimbursement in writing, either in the Tenant Estoppel Certificate or otherwise. PACTRA has paid its Excess TI Reimbursement in full. Purchaser has no claim as to any Excess TI Cost Reimbursement from either DHL or PACTRA, and Seller reserves its rights to such Excess TI Cost Reimbursements. Seller will have the right to collect the Excess TI Cost Reimbursement from DHL after Closing to the extent the Excess TI Cost Reimbursement from DHL has not been paid as of the Closing Date; provided that in no event shall Seller be permitted to take any action to dispossess a Tenant of possession.

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E. DIA Escrow

One Hundred Sixty-Four Thousand One Hundred Sixty-Nine Dollars ($164,169.00) (the "DIA Escrow") of the Purchase Price will be deposited into a joint order escrow with the Title Company at Closing. These funds are comprised of $21,850 for the estimated current cost to complete the Emergency Vehicle Access (EVA) improvements and the amount of $142,319 for the estimated current cost to complete the Bio-Retention Basin improvements pursuant to the letter from Kier & Wright Civil Engineers & Surveyors, Inc ("K&W"), dated April 20, 2018, a copy of which is attached hereto as Exhibit J. The $164,169 is K&W's estimate of the work required under the DIA. Purchaser acknowledges, however, that the actual cost of the work may vary; and Seller does not represent or warrant that this estimate will be the final cost of the work. The DIA Escrow will be deemed to have completely satisfied Seller's obligations under the DIA, and Purchaser shall be responsible for all of Seller's obligations under the DIA from and after the Closing. The DIA Escrow shall be immediately released to Purchaser when Purchaser has replaced the Landscape Bond and DIA Bond as described in Section 8(C)(2)(f) below.

F.	Independent Contract Consideration.

A portion of the Earnest Money equal to ONE HUNDRED AND N0/100ths DOLLARS ($100.00), which amount Seller and Purchaser agree has been bargained for as consideration for Seller's execution and delivery of this Agreement and Purchaser's right to inspect the Project pursuant hereto shall, notwithstanding anything to the contrary herein, be deemed non-refundable under all circumstances.

SECTION 3. REPRESENTATIONS AND WARRANTIES BY SELLER.

Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing as follows:

A.    Due Organization.

Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and qualified to do business in the State of California; Seller has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.

B.    Power.

This Agreement and all other agreements, instruments and documents required to be executed or delivered by Seller pursuant hereto have been or (if and when executed) will be duly executed and delivered by Seller, and are or will be legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms. No consents and permissions are required to be obtained by Seller for the execution and performance of this Agreement and the other documents to be executed by Seller hereunder. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Seller is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Seller or the Project.

C.    No Proceedings.

Except as set forth in Exhibit B and except for matters covered by insurance (which matters are also described in Exhibit B), Seller has not received any written notice that there is currently pending any action, suit or proceeding, including condemnation, eminent domain or similar proceedings, before any court or governmental agency or body against Seller or the Project which might have any material adverse result to the Project. Without limiting the generality of the foregoing, Seller has not received any written notices from any governmental entities of violations or alleged violations of any laws, rules, regulations or codes, including environmental laws and

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building codes, with respect to the Project which have not been corrected to the satisfaction of the governmental agency issuing such notices.
D.    Contracts.

Attached hereto as Exhibit C is a list of all contracts or agreements to which Seller is a party for the providing of services to the Project and the leasing of equipment for the Project (which contracts and agreements, together with the contracts and agreements entered into with respect to the Project after the date hereof pursuant to Section 5 below, are herein referred to collectively as the "Contracts"). Seller has made true, correct and complete copies of the Contracts available to Purchaser on the due diligence website created for this transaction. Except as set forth on such Exhibit, to Seller's actual knowledge, all of the Contracts are in full force and effect and free from default.

E.	Tenant Leases.

Attached hereto as Exhibit D-1 is a list of all leases and any other licenses and occupancy agreements pursuant to which any person occupies, or has the right to occupy, space in the Project (which leases, agreements and other documents, together with the lease documents entered into with respect to the Project after the date hereof pursuant to Section 5 below, are herein referred to collectively as the "Tenant Leases"). Exhibit D-1 also includes a list of all security deposits currently being held by Seller in connection with the Tenant Leases. Seller has made true, correct and complete copies of the Tenant Leases available to Purchaser on the due diligence website created for this transaction. Except for the Tenant Leases, there are no other leases or other occupancy agreements affecting the Project. Seller has not granted any party any option to purchase the Project, rights of first refusal to purchase the Project or, except as set forth in the Tenants Leases, any licenses or other similar agreement with respect to the Project. To Seller's actual knowledge, except as shown on Exhibit D-2 attached hereto, there are no defaults under any of the Tenant Leases and the Tenant Leases are in full force and effect. There are no brokerage commissions or fees due now or payable in the future in connection with the Tenant Leases except for brokerage commissions that may be due Cushman & Wakefield U.S., Inc. (C&W) for lease renewals pursuant to that certain Commission Agreement for Lease, signed by Seller on December 8, 2017, and by C&W on December 27, 2017 (the "C&W Commission Agreement"); and, except for the Outstanding TI Work, all tenant improvement costs and work applicable to the current term and space covered by the Tenant Leases have been paid completed and paid in full.

F.	ERISA.

Seller is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

G.	OFAC

Seller is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on its Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto ("OFAC").

H.	Taxes and Special Assessments.

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Seller has not submitted an application for the creation of any special taxing district affecting the Project, or annexation thereby, or inclusion therein. To Seller's knowledge, Seller has not received written notice that any governmental or quasi-governmental agency or authority intends to impose or increase any special or other assessment against the Project, or any part thereof, including assessments attributable to revaluations of the Project. There is no ongoing appeal with respect to taxes or special assessments on the Project for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Project have been paid in full.

I.	Employees.

There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Project whose employment will continue after the Closing Date. There is no bargaining unit or union contract relating to any employees of Seller.

J.	No Bankruptcy.

No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller's Knowledge, threatened) by or against Seller or any general partner or managing member of Seller.

K.	Governmental Agreements.

To Seller’s actual knowledge, in connection with Seller's development of the Project, Seller did not execute any material agreements with the City of Tracy that will continue to have ongoing obligations on Purchaser after Closing except for (i) City of Tracy Agreement for Maintenance of Landscape and Irrigation Improvements dated March __, 2016 ("Landscape Maintenance Agreement"); (ii) the various documents recorded in the County of San Joaquin real estate records, including the City of Tracy Deferred Improvement Agreement recorded April 9, 2018 as Instrument No. 2018-039087; and (iii) the City of Tracy “Conditions of Approval (or “COA”) for the Project, dated November 30, 2015, together with the City’s “Determination of the Development Services Director”, which are attached hereto as Exhibit L and which contain obligations the Purchaser will be obligated to fulfill as owner of the Project after Closing.

L.	Limitations on Representations and Warranties.

As used herein, the term "Seller's actual knowledge" means the conscious knowledge of Greg Thurman (the lead developer for the Project); and such person shall not have any personal liability or be obligated to perform any due diligence investigations in connection with making any representations or warranties herein. Except for the representations and warranties set forth in Subsections 3(A) and 3(B) above which shall survive the Closing indefinitely, all representations and warranties of Seller in this Agreement shall terminate 180 days after the Closing and Seller shall have no liability thereafter with respect to such representations and warranties except to the extent Purchaser has filed a lawsuit against Seller during such 180-day period for breach of any representation or warranty. If Purchaser has actual knowledge (defined as the actual knowledge of Sara Butz (as opposed to constructive or imputed knowledge), which individual shall have no personal liability) at Closing or receives any written information from Seller at least five (5) business days prior to Closing (or Purchaser obtains its own written information prior to the Closing) which indicates that any of Seller's representations or warranties in this Agreement are not true as of the Closing and Purchaser elects nonetheless to proceed with the Closing, Purchaser shall be deemed to have waived any claim for breach of such representation or warranty. In addition, Seller shall be relieved of any liability for the representations and warranties contained in Paragraph 3(E) with respect to any

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Tenant Lease to the extent Purchaser has received and approved an estoppel certificate covering the matters set forth in Paragraph 3(E) from the party who is the tenant under such Tenant Lease.

M.	Disclaimer.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS EXECUTED BY SELLER, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR PHYSICAL CONDITION OF THE PROJECT, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROJECT, (C) THE SUITABILITY OF THE PROJECT FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROJECT OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROJECT, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROJECT, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROJECT, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROJECT OF HAZARDOUS MATERIALS OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROJECT. THE FOREGOING RELEASE SHALL NOT EXTEND TO, AND SHALL EXPRESSLY EXCLUDE, CLAIMS ARISING FROM (I) SELLER'S BREACH OF THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS (INCLUDING INDEMNITY OBLIGATIONS) UNDER THIS AGREEMENT AND SELLER'S CLOSING DOCUMENTS WHICH EXPRESSLY SURVIVE THE CLOSING. THE FOREGOING RELEASE SHALL ALSO IN NO EVENT BE DEEMED TO ESTABLISH ANY OBLIGATION OR IMPLIED OBLIGATION FOR PURCHASER TO INDEMNIFY SELLER WITH RESPECT TO THE AFOREMENTIONED RELEASED MATTERS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, UPON THE CLOSING, PURCHASER HEREBY WAIVES ANY RIGHT TO MAKE ANY CLAIM BASED ON ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO MAKE ANY CLAIM AGAINST SELLER BASED ON THE VIOLATION OF ANY ENVIRONMENTAL LAWS. ADDITIONALLY, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROJECT OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROJECT, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROJECT AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND AGREES TO ACCEPT THE PROJECT AT THE CLOSING AND WAIVE ALL OBJECTIONS OR CLAIMS AGAINST SELLER (INCLUDING, BUT NOT LIMITED TO, ANY RIGHT OR CLAIM OF CONTRIBUTION) ARISING FROM OR RELATED TO THE PROJECT OR TO ANY HAZARDOUS MATERIALS ON THE PROJECT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROJECT WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE

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ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROJECT, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENT EXECUTED BY SELLER, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROJECT AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROJECT IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SUBSECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

In connection with the releases set forth above, Purchaser, on behalf of itself, its affiliated successors, assigns and affiliated successors-in-interest, waives the benefit of California Civil Code Section 1542, which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Initials of Purchaser:                Initials of Seller:

/s/ J.R.W                    /s/ W.C.T

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

A.    Due Organization.

Purchaser is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware. Subject to the provisions in Section 4B below, Purchaser has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.

B.    Power.

This Agreement and all other agreements, instruments and documents required to be executed or delivered by Purchaser pursuant hereto have been or (if and when executed) will be duly executed and delivered by Purchaser, and are or will be legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms. Except as provided below, no consents and permissions are required to be obtained by Purchaser for the execution and performance of this Agreement and the other documents to be executed by Purchaser hereunder. Notwithstanding anything to the contrary set forth above, Purchaser will require approval of its board of directors in order to consummate the acquisition of the Project; provided, however, if Purchaser waives it right to terminate this Agreement on or before the expiration of the Due Diligence Deadline, Purchaser shall be deemed to have obtained such approval. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Purchaser is a party or by which it is bound, or any order, rule or regulation

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of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Purchaser.

C.    No Proceedings.

Purchaser has not received any written notice that there is currently pending any proceedings, legal, equitable or otherwise, against Purchaser which would affect its ability to perform its obligations hereunder.

D.    ERISA.

Purchaser is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

E.    OFAC

Purchaser is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the OFAC.

F.    Limitations on Representations and Warranties.

As used herein, the term "Purchaser's actual knowledge" means the conscious knowledge of Sara Butz, and such person shall not have any personal liability or be obligated to perform any due diligence investigations in connection with making any representations or warranties herein. All representations and warranties of Purchaser in this Agreement shall survive the Closing indefinitely.

SECTION 5. OPERATION OF THE PROJECT PRIOR TO CLOSING AND POST-CLOSING LANDSCAPE OBLIGATION.

Seller agrees to do all of the following, from and after the date hereof and prior to the Closing:

(A)    Operate and maintain the Project in the same manner as it is currently being operated and shall, subject to damage, destruction or loss to the Project in which event Purchaser shall have the rights set forth in Section 7(D) below, cause the Project to be, on the Closing Date, in the same condition as exists as of the date of this Agreement (normal wear and tear excepted).

(B)     Maintain, or cause to be maintained, all existing insurance carried by Seller on the Improvements.

(C)    Without the prior written consent of Purchaser (except in the case of emergencies and except for tenant improvements required or permitted under the Tenant Leases), not make, or obligate itself to make, any material alterations or modifications to the Project.

(D)    After the date which is two (2) business days prior to the expiration of the Due Diligence Deadline, not enter into any new agreements affecting the Project which would survive the Closing, including any leases or contracts, and not make any modifications or amendments to any agreements affecting the Project which would survive the Closing, without the prior written consent of Purchaser (which consent Purchaser may withhold in its sole discretion); provided, however, Seller shall not be obligated to obtain Purchaser's consent for any agreements or modifications which can be terminated on not more than 30 days' notice without the payment of any premium or penalty. At least two (2) business

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days prior to the expiration of the Due Diligence Deadline, Seller shall give Purchaser written notice of such agreements (if any) which Seller shall be entering into prior to the expiration of the Due Diligence Deadline.

(E)    On or prior to Closing, terminate all property management agreements and, subject to the immediately following sentence, terminate all Contracts which Purchaser has elected not to assume by delivery of written notice to Seller on or before the Due Diligence Deadline. Promptly after the Due Diligence Deadline, Seller shall send notice terminating any Contract which Purchaser does not want to assume; and, as for any Contract (other than any property management agreement) terminated by Seller where the termination will not be effective until after Closing, Purchaser shall assume such Contracts, and shall be responsible for any normal charges payable under such Contract, but in each case only for the period from and after the Closing Date through the effective date of such termination.

(F)    As an obligation that will survive the Closing, Seller will agree to use reasonable good faith efforts to confirm the initial landscape improvement acceptance date by the City of Tracy (“Acceptance Date”) under the Landscape Maintenance Agreement, such date being the date which the City of Tracy acknowledges as the commencement date of the two (2) year period under the Landscape Maintenance Agreement, during which the LMA Bond must be maintained. Seller will deliver City’s written confirmation to Purchaser, which may be in the form of an email, letter, signed permit card, notice or other City of Tracy format (“City’s Acceptance Date Confirmation”). Seller will have a period of six (6) months following the Closing (“Acceptance Date Confirmation Period”) to deliver the City’s Acceptance Date Confirmation to Purchaser. Should the City of Tracy require an inspection of the Project as a condition to such acceptance and should the City of Tracy require corrective work as a condition to the City of Tracy’s acceptance of the Project’s landscape improvements (“Corrective Work”) during the Acceptance Date Confirmation Period, Seller will be solely responsible for contracting with the appropriate contractor(s) to complete the Corrective Work at Seller’s sole cost and expense up to a maximum amount of $200,000, with the Purchaser responsible for any such cost and expense in excess of such amount; provided, however, Purchaser will be responsible for maintaining the Project in a first-class manner throughout the Acceptance Date Confirmation Period, consistent with the requirements of the Landscape Maintenance Agreement. Should the City of Tracy find deficiencies related to poor maintenance of the Project’s landscaping which are not related to the original installation thereof (for example, dead or dying plants, broken or malfunction irrigation systems), Purchaser will be solely responsible for curing such deficiencies at its expense. Upon receipt of the City’s Acceptance Date Confirmation, Seller’s obligations under this Section 5(F) will terminate and Seller will have no further obligations under this Section 5(F). If Seller is unable to obtain the City’s Acceptance Date Confirmation within the Acceptance Date Confirmation Period, Seller shall have no further obligation with respect to the Landscape Maintenance Agreement or the landscaping at the Project; and the Purchaser shall thereafter be solely responsible with respect thereto.

SECTION 6. ACCESS TO THE PROJECT.

Purchaser has entered into an Access Agreement, dated April 24, 2018, for the benefit of Seller (the "Access Agreement"); and Purchaser's obligations under the Access Agreement shall survive the execution of this Agreement and the Closing or termination of this Agreement.

SECTION 7. CONDITIONS TO CLOSING.

In addition to the conditions provided in other provisions of this Agreement, the parties' obligations to perform their undertakings provided in this Agreement, are each conditioned on the fulfillment of each of the following which is a condition to such party's obligation to perform hereunder (subject to such party's waiver in strict accordance with Section 9 below):

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(A)    Purchaser has obtained a current title insurance commitment from the Title Company for the Project (the "Title Commitment"); and, as soon as reasonably possible, Purchaser shall also obtain a current survey of the Project (the "Survey"). Purchaser previously delivered written notice dated May 14, 2018 ("Purchaser's Title Notice") to Seller of any matters set forth in the Survey or Title Commitment which have been disapproved by Purchaser, and all matters set forth therein which have not been disapproved by Purchaser in Purchaser's Title Notice shall be deemed "Permitted Exceptions." Seller shall have until 3:00 p.m. Pacific Time on the date one (1) business day following the mutual execution of this Agreement to send Purchaser written notice in its sole discretion ("Seller's Title Notice") notifying Purchaser that it has elected to correct on or prior to Closing any matters which Purchaser has disapproved; and Seller shall be deemed to have elected not to cure any other matters set forth in Purchaser's Title Notice, provided, however, Seller shall in any event cause (i) any mortgages or deeds of trust placed on the Project by Seller to be discharged and released as of the Closing, and (ii) any judgment liens against Seller and any mechanic liens as a result of work done by Seller which are placed on the Project to be discharged and released. Notwithstanding the foregoing, due to the recent nature of the construction on the Project, Purchaser acknowledges that (1) Seller may be required to provide a separate affidavit and/or indemnity to the Title Company to eliminate any general mechanic’s lien exception from the Title Policy; and (2) Purchaser may be required to accept a specific mechanic’s lien exception for any ongoing work for which Purchaser will receive a credit at Closing or for which money has been placed in escrow with the Title Company (collectively, the “Specific Lien Issues”).  Purchaser agrees that addressing the Specific Lien Issues in the manner set forth above is acceptable to Purchaser. Seller may extend the Closing Date for up to ten (10) days in order to cure any title exceptions which Seller has elected or is obligated to cure hereunder. If Seller does not elect to correct any matters disapproved by Purchaser as set forth above, Purchaser shall have until the expiration of the Due Diligence Deadline''' in which to elect either to waive its objection to such matters in which case such matters shall be deemed Permitted Exceptions or terminate this Agreement and obtain a refund of the Earnest Money; and Purchaser shall be deemed to have elected to waive its objection to such matters if Purchaser does not notify Seller of its election to terminate this Agreement prior to the expiration of the Due Diligence Deadline. As a condition of the Purchaser's obligation to proceed with the Closing, the Title Company shall have committed to issue to Purchaser a title insurance policy (the "Title Insurance Policy") with Purchaser named as insured, dated as of the Closing Date, with a liability limit equal to the Purchase Price, insuring that title to the Land and the Improvements is vested in Purchaser, subject only to the Permitted Exceptions and Tenant Leases.

(B)    As a condition of Purchaser's obligation to proceed with Closing (and not as a default), Purchaser shall be satisfied in its sole and absolute discretion with all aspects of the Project; provided, however, if Purchaser does not notify Seller by the Due Diligence Deadline that it is not so satisfied, this condition shall be deemed waived by Purchaser. If Purchaser does notify Seller by the Due Diligence Deadline that it is not satisfied with the Project, this Agreement shall terminate, except for those provisions which by their terms survive such termination; and, except as set forth in Section 2(A) above, the Earnest Money shall be refunded to Purchaser.

(C) As a condition to each party's obligation to perform hereunder, the due performance by the other of all undertakings and agreements to be performed by the other hereunder and the truth in all material respects of each representation and warranty as set forth herein made pursuant to this Agreement by the other at the Closing Date except for such changes as are expressly permitted under the terms of this Agreement; provided, however, if either party cannot remake any of its representations and warranties in all material respects as of Closing through no fault of its own, the other party's sole remedies shall either be to terminate this Agreement and receive a refund of the Earnest Money (except for the Initial Non-Refundable Amount if any representation or warranty cannot be remade through no fault of Seller) or waive the condition that such representation or warranty be remade as of Closing.

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(D) As a condition to Purchaser's obligation to perform hereunder (and not as a default), that there shall not have occurred between the date hereof and the Closing Date, inclusive, destruction of or damage or loss to the Project (whether or not covered by insurance proceeds) from any cause whatsoever the cost of which to repair exceeds $750,000 or entitles any tenant to terminate its Tenant Lease. Seller shall promptly notify Purchaser of such damage, and Purchaser shall have five (5) business days after receipt of such notice in which to elect to terminate this Agreement and receive a refund of the Earnest Money. If Purchaser does not elect to terminate this Agreement within such period or if the cost of repairing the damage to the Project is less than $750,000 (and no tenant has the right to terminate its Tenant Lease), the parties shall proceed with the Closing in which case Seller shall assign to Purchaser any claims for proceeds from the insurance policies covering such destruction or damage (and give Purchaser a credit for the amount of any deductible thereof or any uninsured portion of the casualty up to an amount equal to $750,000, there shall be no other adjustment in the Purchase Price and Seller shall have no obligation to repair such damage. In the event the Agreement is not terminated, Seller shall not compromise, settle or adjust any claims without the prior written consent of Purchaser.

(E) As a condition to Purchaser's obligation to perform hereunder (and not as a default), that there shall not have occurred at any time or times on or before the Closing Date any taking or threatened taking of the Project or any material part thereof by condemnation (or any condemnation that allows any tenant to terminate its Tenant Lease), eminent domain or similar proceedings. Notwithstanding the foregoing, Purchaser may elect to waive such condition in which case Seller shall assign to Purchaser at Closing all of Seller's right, title and interest in and to any proceeds resulting from any such proceeding. In the event the Agreement is not terminated, Seller shall not compromise, settle or adjust any claims without the prior written consent of Purchaser.

(F)    Purchaser acknowledges that it has received a tenant estoppel certificate from Pactra in the form attached hereto as Exhibit E-1 and that such tenant estoppel certificate satisfies any requirement with respect thereto in connection with the Pactra Tenant Lease. As a condition to Purchaser's obligations to perform hereunder (and not as a default), however, Seller shall have delivered to Purchaser a written acknowledgment (the "DHL Tenant Estoppel Certificate") from Exel, Inc., d/b/a DHL Supply Chain (USA), dated as of a date not more than thirty (30) days prior to Closing, without material deviation from either the form attached hereto as Exhibit E-2 or the form required under its Tenant Lease or in such other forms reasonably approved by Purchaser. Seller shall use reasonable efforts to obtain the DHL Tenant Estoppel Certificate; provided, however, if Seller is unable to obtain the DHL Tenant Estoppel Certificate required herein, Purchaser shall have the option as its sole and exclusive remedies of (i) terminating this Agreement and, except as set forth in Section 2(A) above with respect to the Initial Non-Refundable Amount, obtaining a refund of the Earnest Money or (ii) proceeding with the Closing and waiving the requirement that it receive the DHL Tenant Estoppel Certificate.

(G)    As a condition to Purchaser's obligations to perform hereunder (and not as a default), no tenant shall have terminated, or given notice of intent to terminate, its Tenant Lease pursuant to the terms of such Tenant Lease or otherwise. No tenant shall have abandoned its premises or filed for voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding.

(H)    Seller shall use reasonable good faith efforts to transfer to Purchaser the roof warranty for the Project (the “Roof Warranty”) from GAF, including submitting the application for the transfer of the Roof Warranty with GAF, paying the $500 transfer fee and arranging for the roof inspection by GAF required to transfer the Roof Warranty to Purchaser. If Seller obtains an inspection report from GAF which confirms that the Roof Warranty may be transferred to Purchaser, Seller and Purchaser shall proceed with the Closing subject to the other terms and conditions set forth in this Agreement; and Seller’s obligations with respect to the Roof Warranty shall be deemed satisfied except that Seller shall file the

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assignment of the Roof Warranty to Purchaser with GAF immediately following the Closing. The Closing Date shall be deemed automatically extended to the date that is two (2) business days after the satisfaction of this condition; provided, however, if such inspection report is not obtained by June 27, 2018, Purchaser shall, as its sole and exclusive remedy, either (1) terminate this Agreement (other than those provisions of the Agreement which by their terms survive termination of this Agreement), in which case, notwithstanding anything to the contrary in this Agreement, the Earnest Money shall be refunded to Purchaser, or (2) elect to proceed to Closing without the inspection report (and roof warranty transfer requirement). If Purchaser fails to notify Seller by 5:00 p.m. Pacific Time on June 27, 2018, that it has elected to waive the foregoing condition pursuant to clause (2) in the immediately preceding sentence, Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (1) in the immediately preceding sentence.

SECTION 8. CLOSING.

A.    Time.

The Closing hereunder shall occur on the Closing Date at the offices of the Title Company.

B.    Actions.

At the Closing, Seller shall convey the Project to Purchaser; and Purchaser shall pay to Seller the Purchase Price, plus or minus prorations as set forth herein. The Closing shall occur through an escrow, the cost of which shall be shared equally between Purchaser and Seller. Seller shall convey, and Purchaser shall receive, full possession of the Project at Closing, subject only to (i) the Tenant Leases, (ii) Permitted Exceptions, (iii) real estate and personal property taxes not yet due and payable, and (iv) all federal, state and local laws, ordinances and regulations.

C.    Deliveries.

(1)    At the Closing, Purchaser shall receive each of the following, in form and substance reasonably satisfactory to Purchaser (it being agreed by Purchaser that the documents attached hereto as exhibits are satisfactory in form to Purchaser), all of which shall have been deposited by Seller in escrow with the Title Company at least one (1) business day prior to the Closing Date:

(a) a grant deed in the form attached hereto as Exhibit F executed by Seller (the "Deed");

(b) a bill of sale and assignment for the Personal Property in the form of Exhibit G, executed by Seller;

(c) an assignment of the Contracts and the C&W Commission Agreement, in the form of Exhibit H attached hereto (the "Assignment of Contracts "), executed by Seller, assigning to Purchaser all of the Contracts and the C&W Commission Agreement, except for those Contracts which have been terminated effective on or prior to the Closing in accordance with the terms hereof; provided, however, for the absence of doubt, Seller shall not assign the construction contracts for the Outstanding TI Work since Seller will be completing the Outstanding TI Work after Closing;

(d) an assignment of the Tenant Leases, in the form of Exhibit I hereto (the "Assignment of Tenant Leases"), executed by Seller;

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(e) notices to each of the tenants under the Tenant Leases, notifying them of the sale of the Project and directing them to pay all future rent as Purchaser may direct;

(f) a closing statement setting forth all prorations and credits required hereunder;

(g) an affidavit from Seller that it is not a "foreign person" or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended, and a California 593-C;

(h) the original of all Tenant Leases, Contracts, licenses and permits, plans and specifications, operating manuals and guaranties and warranties with respect to the Project to the extent they are in the possession of Seller or its agents, provided, however, Seller shall have access to such items after Closing to the extent reasonably necessary for Seller to resolve any legal matters with respect to the Project relating to the period prior to the Closing;

(i) all keys and combinations to locks located at the Project;

(j) a termination of the existing management agreement for the Project;

(k) such evidence as Purchaser or the Title Company may reasonably require as to the due authorization, execution and delivery by Seller of this Agreement and the documents required to be executed by Seller hereunder;

(l) a certificate executed by Seller reaffirming that Seller's representations and warranties set forth in this Agreement are true and correct in all material respects as of the Closing except as may be set forth in such certificate, provided such certificate shall be subject to the qualifications and limitations on Seller's liabilities set forth in this Agreement; and

(m) any transfer tax declarations required to be signed by Seller under applicable law in connection with the Deed.

(2)    At the Closing (or, except in the case of clause (f) below, at such later date as set forth below), Seller shall have received each of the following, in form and substance reasonably satisfactory to Seller (it being agreed by Seller that the documents attached hereto as exhibits are satisfactory in form to Seller), all of which shall have been deposited by Purchaser in escrow with the Title Company at least one (1) business day prior to the Closing Date (or such later time as is designated below):

(a) payment of the Purchase Price, plus or minus prorations;

(b) copies of the Assignment of Contracts and the Assignment of Tenant Leases, executed by Purchaser;

(c) such evidence as Seller or the Title Company may reasonably require as to the due authorization, execution and delivery by Purchaser of this Agreement and the documents required to be executed by Purchaser hereunder;

(d) a certificate executed by Purchaser reaffirming that Purchaser's representations and warranties set forth in this Agreement are true and correct in all material respects as of the Closing except as may be set forth in such certificate, provided such certificate shall be subject to the qualifications and limitations on Purchaser's liabilities set forth in this Agreement; and

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(e) any transfer tax declarations required to be signed by Purchaser under applicable law in connection with the Deed;

(f) within thirty (30) days following the Closing Date, evidence reasonably satisfactory to Seller that Purchaser has (i) replaced the "Landscape Bond" (also referred to herein as "LMA Bond") in the amount of $356,270.00, which was provided by Seller pursuant to the terms of the that Landscape Maintenance Agreement and (ii) replaced the "DIA Bond" in the amount of $150,000, which was provided by Seller pursuant to that certain City of Tracy Deferred Improvement Agreement NEI Phase 2 – Ridgeline Industrial Building on Pescadero Avenue, between Seller and the City of Tracy, which was recorded with the San Joaquin County Recorder as Document 2018 039087 ("DIA"). (The replacement bonds to be provided by Purchaser pursuant to this clause (f) are referred to collectively as the “Replacement Bonds.”) If Purchaser has not replaced the Landscape Bond and DIA Bond at Closing with the Replacement Bonds, Purchaser shall indemnify, defend and hold Seller harmless, for any and all losses, liabilities and expenses incurred as a result of claims made against either the Landscape Bond or the DIA Bond during the period from Closing until such time as Purchaser has replaced the Landscape Bond and DIA Bond with the Replacement Bonds.

D.    Prorations.

The Purchase Price for the Project shall be subject to prorations and credits as follows to be determined as of 12:01 A.M. on the Closing Date, the Closing Date being a day of income and expense to Purchaser, with all prorations being based on the actual number of days in the year; provided, however, if Seller's bank does not receive the Purchase Price by 1:00 p.m. its time on the Closing Date, the prorations shall be determined as of 12:01 a.m. on the first business day following the Closing Date:

1.    Purchaser shall receive a credit at Closing for all rents, including estimated payments for operating expenses and real estate taxes, collected by Seller prior to the Closing and allocable to the period after Closing but not for any rent which has not been collected by Seller. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from tenants until said sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Tenant Leases. Purchaser shall use reasonable efforts after Closing to collect any rent under the Tenant Leases which has accrued as of the Closing; provided, however, Purchaser shall not be obligated to sue any tenants or exercise any legal remedies under the Tenant Leases or otherwise pursue such amounts other than the ordinary course of business. Any portion of any rents collected subsequent to the Closing Date and properly allocable to periods prior to the Closing Date shall be paid, promptly after receipt, to the Seller, but subject to all of the provisions of this Section; and any portion thereof properly allocable to periods on or subsequent to the Closing Date shall be paid to Purchaser. All payments collected from tenants after Closing by either Seller or Purchaser shall be applied to the rent designated by the tenant making such payment. If such tenant does not designate the rent to which such payment shall be applied, such payments shall first be applied to the month in which the Closing occurs, then to any rent due to Purchaser for the period after Closing and finally to any rent due to Seller for the period prior to Closing; provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after Closing through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing. Any cash security deposits held by Seller at Closing shall be credited to Purchaser on the Closing Date, and any non-cash security deposits held by Seller at Closing, including letters of credit, shall be transferred to Purchaser at Closing. In furtherance of the foregoing, upon the Closing Date, Seller shall have obtained, prepared and executed a bank transfer application to transfer any letters of credit issued pursuant to a Tenant Lease to Purchaser, which application shall be delivered by Seller to the bank within one (1) business date following the Closing Date. Thereafter, the parties shall work together in good faith to cause the bank to issue the transferred letter of credit to Purchaser

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as soon as feasible. During the term of this Agreement, Seller shall not apply any security deposits without the prior written consent of Purchaser.

2.    The adjustment rent or escalation payments payable under the Tenant Leases for taxes and operating expenses shall be reprorated after their final determination based on Seller's and Purchaser's respective share of such taxes and operating expenses. Within sixty (60) days following the Closing, Seller shall deliver Purchaser all back-up invoices for costs incurred by Seller as operating expenses in calendar year 2018, so as to allow Purchaser to perform a year end reconciliation as required under the Tenant Leases. As soon as reasonably possible after the end of the year in which the Closing occurs, Purchaser shall make a final calculation of the real estate taxes and operating expenses for the Project for such year as well as the adjustment rent or escalation payments payable under the Tenant Leases in connection therewith. Purchaser shall also calculate Purchaser’s and Seller’s share thereof as set forth in the preceding sentence which calculation shall be submitted to Seller for its reasonable approval but only as to the portion affecting Seller. Seller shall provide its approval or disapproval of such calculation within ten (10) days after receiving the calculation; and, if Seller does not notify Purchaser of its approval or disapproval within such ten (10) day period, Seller shall be deemed to have approved such calculation. If Seller has collected more in estimated payments from the tenants for operating expenses and taxes than it is entitled to retain after the final reconciliations are completed, Seller shall pay such excess to Purchaser for refund to the tenants; and, if Seller has collected less in estimated payments than it is entitled to receive after the final reconciliations are completed, Purchaser shall bill the tenants for such amount and shall remit such amounts to Seller upon receipt. Such obligations shall survive the Closing Date.

3.    Except to the extent they are directly paid by the tenants, real estate and personal property taxes due and payable with respect to the Project in the year in which the Closing occurs (regardless of when such taxes are assessed or accrue), together with any costs incurred by Seller in protesting such taxes or the assessments on the Project, shall be prorated based on the portion of the applicable tax year which has elapsed prior to the Closing Date. If the amount of any such taxes has not been determined as of Closing, such credit shall be based on the most recent ascertainable taxes and shall be reprorated upon issuance of the final tax bill. If the taxes can be paid on a discounted basis, the proration shall be done on the basis of the discounted amount payable at the earlier of the Closing Date or the date on which such taxes were paid. Seller shall also give Purchaser a credit for any special assessments against the Project which are due and payable prior to Closing, and Purchaser shall be responsible for all special assessments due and payable on or after the Closing.

4.    If, after the Closing, Purchaser or Seller receives (in the form of a refund, credit, or otherwise) any amounts as a result of a real property tax contest, appeal, or protest (a "Protest"), such amounts will be applied as follows: first, to reimburse Purchaser or Seller, as applicable, for all costs incurred in connection with the Protest; second, to Purchaser for payment of refunds payable to past, present, or future tenants of the Project, in accordance with the terms of any Tenant Leases; and third, to Seller to the extent that such Protest covers the period prior to the Closing Date and to Purchaser to the extent that such Protest covers the period from and after the Closing Date. Seller will not initiate any new Protest without the prior reasonable approval of Purchaser, and Seller will not unreasonably refuse to initiate a Protest prior to the Closing Date if Purchaser so requests in writing.

5.    Utilities and fuel payable by the owner of the Project, including, without limitation, steam, water, electricity, gas and oil, which are not directly paid by tenants, shall be prorated as of the Closing. Seller shall use reasonable efforts to cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days prior to the Closing Date; and such adjustment shall be reprorated when the next utility bills are received. Purchaser shall

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give Seller a credit at Closing for all deposits with utility companies serving the Project in which case Seller shall assign its rights to such deposits to Purchaser at the Closing; or, at Seller's option, Seller shall be entitled to receive a refund of such deposits from the utility companies, and Purchaser shall post its own deposits.

6.    Charges payable by the owner of the Project under the Contracts assigned to Purchaser pursuant to this Agreement shall be prorated on an accrual basis.

    At least three (3) days prior to Closing, Seller shall deliver to Purchaser a draft closing statement setting forth the prorations required hereunder. Within sixty (60) days after the Closing Date, Purchaser and Seller shall agree on a revised closing statement to the extent additional information is received after Closing with respect to the prorations described above; and within sixty (60) days after the end of the year in which the Closing has occurred, Purchaser and Seller shall agree on final prorations provided, however, Seller shall in any event be entitled to recover its share of any tax refunds or percentage rents as set forth herein paid after such final prorations. The party owing money to the other party based on any revisions to the prorations shall make such payment within ten (10) business days after agreement on such revisions, except as may be otherwise provided herein with respect to Operating Expenses.

E.    Closing Costs.

Purchaser shall pay (1) the cost of the portion of ALTA extended coverage in the Title Policy (defined below) and any endorsements to the Title Policy, (2) the cost of the Survey requested by Purchaser, (3) one-half of any escrow or closing charge by the Title Company, (4) any recording fees payable in connection with the recording of the deed hereunder, and (5) its own due diligence and legal expenses. Seller shall pay (1) any transfer taxes payable in connection with the recording of the deed hereunder, (2) the premium for the CLTA coverage in the Title Policy, (3) one-half of any escrow or closing charge by the Title Company, and (4) its own legal expenses.

F.	Leasing Expenses.

Purchaser shall be responsible for, and shall indemnify and hold Seller harmless against, any brokerage commissions, tenant improvement expenses and other leasing costs in connection with any Tenant Leases executed after the date of this Agreement, lease amendments executed after the date hereof or in connection with options exercised after the date of this Agreement, including any such costs payable pursuant to the C&W Commission Agreement. In addition, Purchaser shall give Seller a credit at Closing for any such expenses or costs which are paid by Seller prior to Closing in connection with any Tenant Leases or amendments thereto executed, or options under Tenant Leases exercised, after the date of this Agreement. On or before Closing, Seller will either pay or give Purchaser a credit for the unpaid portion of the Unfunded Allowance or any unpaid commissions for any Tenant Leases and tenant lease amendments executed prior to the date of this Agreement, except for any commissions due and payable under the C&W Commission Agreement in connection with any options exercised after the date hereof under the Tenant Lease with Pactra USA, Inc.; and Purchaser shall be responsible for paying such portion after Closing.

SECTION 9. WAIVER; SEVERABILITY.

Each party hereto may, at any time or times, at its election, waive any of the conditions to its obligations hereunder by a written waiver expressly detailing the extent of such waiver (and no other waiver or alleged waiver by such party shall be effective for any purpose). No such waiver shall reduce the rights or remedies of such party by reason of any breach by the other party or parties of any of its or their obligations hereunder. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of

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the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

SECTION 10. BROKERS.

Each party represents and warrants to the other that it has not engaged or dealt with any brokers or finders in connection with the transactions set forth herein except for the Broker, and each party shall indemnify and hold the other party harmless from any claim, liability, loss or damage resulting from the indemnifying party's breach of the foregoing representation and warranty or from any party claiming a brokerage commission is due through such party's acts. Seller shall be obligated to pay any commissions or fees due the Broker.

SECTION 11. SURVIVAL; FURTHER INSTRUMENTS.

Except as expressly set forth herein, none of the terms and provisions herein shall survive the Closing, and neither party shall be entitled to bring any cause of action against the other party with respect thereto after Closing. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement and as are consistent with this Agreement.

SECTION 12. NO THIRD PARTY BENEFITS.

This Agreement is made for the sole benefit of Purchaser and Seller and their respective successors and assigns (subject to the limitation on assignment set forth below), and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement. Whether or not either party hereto elects to employ any or all of the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party's actions or omissions pursuant hereto or otherwise in connection with this Agreement or the transactions contemplated hereby.

SECTION 13. REMEDIES.

A.	Purchaser Defaults.
If Purchaser defaults in its obligation to close escrow as provided in this Agreement, Seller's sole remedy shall be to recover the Earnest Money as liquidated damages; provided, however, the Earnest Money shall not be deemed liquidated damages or a limit as to Purchaser's indemnification obligations under the Access Agreement. The parties agree that Seller's damages in the event of a failure by Purchaser to Close Escrow will be difficult to determine and that the Earnest Money is a fair estimate of those damages. THE AMOUNT PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES PURSUANT TO THE FOREGOING PROVISIONS SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY IF PURCHASER FAILS TO CLOSE THE PURCHASE OF THE PROPERTY. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A FAILURE BY PURCHASER TO CLOSE ESCROW WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE EARNEST MONEY PLUS ANY INTEREST ACCRUED THEREON REPRESENTS THE PARTIES' REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 12, SELLER AND PURCHASER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION IS NOT

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INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY PURCHASER'S INDEMNIFICATION OBLIGATIONS IN THE ACCESS AGREEMENT.

SELLER'S INITIALS: /s/ W.C.T. PURCHASER'S INITIALS: /s/ J.R.W.

B.	Seller Defaults.

If Seller shall default hereunder prior to Closing, Purchaser shall be entitled as its sole remedies to either (i) terminate this Agreement and obtain a refund of all of the Earnest Money (including the Non-Refundable Amount) and reimbursement of its actual out-of-pocket costs incurred in connection with this Agreement in an amount not to exceed Seventy-Five Thousand Dollars ($75,000.00); or (ii) to sue for specific performance of this Agreement; and Purchaser waives any other rights or remedies at law or equity. Seller shall have no liability after Closing for the breach of any representations, warranties or covenants set forth in this Agreement and any closing documents delivered pursuant hereto except to the extent the loss suffered by Purchaser as a result of such breaches exceeds $50,000 in the aggregate, and in no event shall Seller's liability after Closing for a breach of Seller's representations, warranties and covenants under this Agreement and any closing documents delivered pursuant hereto as a result of such breaches exceed two percent (2%) of the Purchase Price in the aggregate. The foregoing cap, however, shall in no event be applicable to Seller's obligations with respect to prorations, the payment of commissions or the obligations to complete the Outstanding TI Work. For six (6) months following the Closing Date, Seller shall maintain access to funds so as to have the ability to satisfy any post-closing obligations that it may have hereunder.

SECTION 14. NOTICES.

All notices and other communications which either party is required or desires to send to the other shall be in writing and shall be sent by (i) e-mail or facsimile provided a copy thereof is also sent by one of the following means, (ii) hand delivery, (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) nationally-recognized overnight courier service. Notices and other communications shall be deemed to have been given on actual receipt. Notices shall be addressed as follows:

    (a)    To Seller:

c/o LaSalle Investment Management, Inc.
333 West Wacker Drive, 23rd Floor
Chicago, Illinois 60606
Attention: Mike Lewandowski
Telephone Number (312) 897-4009
E-Mail: mike.lewandowski@lasalle.com

with a copy to:

Hagan & Vidovic LLP
101 North Wacker Drive, Suite 611
Chicago, Illinois 60606
Attention: R.K. Hagan
Telephone Number (312) 525-8132
E-Mail: robert.hagan@handvlegal.com

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(b)	To Purchaser:

c/o Black Creek Group
518 17th Street, 17th Floor
Denver, Colorado 80202
Attention: Thomas McGonagle
Email: tom.mcgonagle@blackcreekgroup.com

With a copy to:
Joshua J. Widoff
General Counsel
Black Creek Group
518 17th Street, 17th Floor
Denver, Colorado 80202
Email: josh.widoff@blackcreekgroup.com

and a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLC
Attention: Sandra A. Jacobson, Esq.
1900 Main Street, Fifth Floor
Irvine, California 92614
Phone: (949) 553-1313
Email: sjacobson@allenmatkins.com

or to such other person and/or address as shall be specified by either party in a notice given to the other pursuant to the provisions of this Section.

SECTION 15. ATTORNEYS' FEES.

In the event either party institutes legal proceedings to enforce its rights hereunder, in addition to the relief granted the substantially prevailing party in such litigation, arbitration or mediation shall be paid all reasonable expenses of the litigation by the losing party, including its reasonable attorneys' fees and expert witness fees.

SECTION 16. CONFIDENTIALITY.

Seller and Purchaser agree to keep this Agreement (including the Purchase Price and the names of the parties hereto) confidential and not disclose or make any public announcements with respect to the subject matter hereof without the consent of the other party. Notwithstanding the foregoing or anything to the contrary herein, Purchaser may disclose this Agreement's terms and conditions and the existence of this Agreement (a) to its affiliates and its legal counsel and other agents and representatives, including prospective partners and lenders, and (b) as required by law, including without limitation, any disclosure required by the United States Securities and Exchange Commission. Neither Seller nor Purchaser shall issue any press release with respect to Purchaser's acquisition of the Project or the terms of this Agreement without the prior written consent of the other party, which consent may be withheld in such party's sole discretion.

SECTION 17. LIMITATION ON LIABILITY.

Any obligation or liability of either of the parties hereunder shall be enforceable only against, and payable only out of, the property of such party, and in no event shall any officer, director, shareholder, partner, beneficiary,

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agent, advisor or employee of either party be held to any personal liability whatsoever or be liable for any of the obligations of the parties hereunder.

SECTION 18.    WAIVER OF CERTAIN DAMAGES.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE AND RELEASE ANY RIGHT, POWER OR PRIVILEGE EITHER MAY HAVE TO CLAIM OR RECEIVE FROM THE OTHER PARTY ANY PUNITIVE, EXEMPLARY, STATUTORY OR TREBLE DAMAGES OR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, ACKNOWLEDGING AND AGREEING THAT THE REMEDIES HEREIN PROVIDED, WILL IN ALL CIRCUMSTANCES BE ADEQUATE. THE FOREGOING WAIVER AND RELEASE SHALL APPLY IN ALL ACTIONS OR PROCEEDINGS BETWEEN THE PARTIES.

SECTION 19. WAIVER OF JURY TRIAL.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT BETWEEN THE PARTIES RELATING TO THIS AGREEMENT, THE PROPERTY OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THAT RELATIONSHIP, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, ANTITRUST CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON-LAW OR STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT AND ALL OTHER AGREEMENTS AND INSTRUMENTS PROVIDED FOR HEREIN, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS OWN CHOOSING, OR HAS HAD AN OPPORTUNITY TO DO SO, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT ENTERED INTO BETWEEN THE PARTIES IN CONNECTION WITH THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT WITHOUT A JURY.
SELLER'S INITIALS: /s/ W.C.T.    PURCHASER'S INITIALS: /s/ J.R.W.

SECTION 20.    LIKE-KIND EXCHANGE

Each party agrees to reasonably cooperate with the other party in effecting an exchange transaction by the other party which includes the Project pursuant to Section 1031 of the United States Internal Revenue Code, provided that any exchange initiated by either party shall be at such party's sole cost and expense and shall not delay the Closing; and neither party shall be obligated to accept title to any other property as a result of such exchange. Each party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities, covenants and obligations of the parties to each other under the Agreement, (c) no party making such

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accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in the Agreement will be extended as a result thereof unless by mutual written agreement of the parties. Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of the Property as an exchange, then (i) Seller, at its sole option, may delegate its obligations to transfer some or all of the assets under the Agreement, and may assign its rights to receive all or a portion of the Purchase Price from Purchaser, to a deferred exchange qualified intermediary (a "QI") or to an exchange accommodation titleholder ("EAT"), as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Seller pursuant to the Agreement; (iii) Seller shall remain fully liable for its obligations under the Agreement as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Purchaser; and (v) the closing of the transfer of the Project to Purchaser shall be undertaken by direct deed, assignment and other appropriate conveyance from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser or to EAT, as the case may be. Notwithstanding anything to the contrary contained in the foregoing, if Purchaser so elects to close the acquisition of the Project as an exchange, then (i) Purchaser, at its sole option, may delegate its obligations to acquire the Project under the Agreement, and may assign its rights to receive the Project from Seller, to a QI or to an EAT, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Purchaser pursuant to the Agreement; (iii) Purchaser shall remain fully liable for its obligations under the Agreement as if such delegation and assignment shall not have taken place; (iv) QI or EAT, as the case may be, shall have no liability to Seller; and (v) the closing of the acquisition of the Project by Purchaser or the EAT, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser (or to EAT, as the case may be).

SECTION 21. MISCELLANEOUS.

This Agreement (including all Exhibits hereto which are hereby incorporated by reference) contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement shall be construed and enforced in accordance with the laws of the state where the Project is located. Purchaser may not assign its rights under this Agreement without the prior written consent of Seller except Purchaser may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to an affiliate of Purchaser without Seller's written consent; any assignee shall be deemed to have assumed all of the assignor's obligations hereunder, and the assignor shall remain liable hereunder. Except in connection with a 1031 exchange, Seller shall not assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written approval of Purchaser. For purposes of this Section 21, an affiliate of Purchaser shall include (a) any entity that is owned, controlled by or is under common control with Purchaser (a "Purchaser Control Entity"), and (b) any entity in which one or more Purchaser Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of BCI IV Advisors LLC. Purchaser shall notify Seller at least five (5) business days prior to the Closing of any assignment of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Time is of the essence of this Agreement and each provision hereof. The provisions of this Agreement may not be amended, changed or modified orally, but only by an agreement in writing signed by the party against whom any amendment, change or modification is sought. Purchaser shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document which would cause a cloud on the title to the Project. This Agreement may be executed in counterparts and by facsimile or other electronic signature, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section

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or any subsection hereof. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

SECTION 22. ADDITIONAL REIT PROVISIONS.

A. Post-Closing Access to Records. Upon receipt by Seller of Purchaser's reasonable written request at anytime and from time to time within a period from the Closing until the later of (i) 2 years after Closing, or (ii) for the period any tenant has the right under its lease for the Project to audit such books and records of Seller, Seller shall, at Seller's principal place of business, during Seller's normal business hours, make all of Seller's records relating to the Project, other than those previously delivered to Purchaser and other than any privileged or confidential books and records, available to Purchaser for inspection and copying (at Purchaser's sole cost and expense).

B. Information and Audit Cooperation. To the extent necessary to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser and upon at least five (5) business days prior written notice to Seller, within 90 days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Purchaser's auditors to audit the trial balance related to the operation of the Project for the calendar year prior to the Closing Date and for the portion of the calendar year starting on January 1 through the Closing Date. Other than any representation, warranty or covenant otherwise set forth in this Agreement or the documents delivered at Closing, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Purchaser releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

"Seller"    Pescadero Land Holdings, LLC,
a Delaware limited liability company

By: RPG Tracy, LLC,
its Operator Member

By: /s/ Michael K. Gray
Title: Member

"Purchaser"    BCI IV PESCADERO DC LP,
    a Delaware limited partnership

By:    BCI IV PESCADERO DC GP LLC,
            a Delaware limited liability company
            its General Partner

By:    BCI IV Operating Partnership LP,
a Delaware limited partnership,
its Sole Member

By:    Black Creek Industrial REIT IV Inc.,
a Maryland corporation,
its General Partner

By:    /s/ J.R. Wetzel
Name:    J.R. Wetzel
Title:    Senior Managing Director

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